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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1 to Registration Statement
on Form 8-A dated April 26, 2002

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Foster Wheeler Ltd.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of Incorporation or organization)	22-3802649 (I.R.S. Employer Identification No.)
Perryville Corporate Park Clinton, New Jersey (Address of principle executive offices)	08809-4000 (Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box     ☒

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box     ☐

Securities Act registration statement file number to which this form relates:	. (if applicable)

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common shares of par value $1.00 per Share (including the associated rights to purchase preferred shares)	New York Stock Exchange[1]

        Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)
(Title of Class)

Since the original filing of its registration statement on Form 8-A on April 26, 2002, the company was de-listed from the New York Stock Exchange.

Foster Wheeler Ltd.
INFORMATION REQUIRED IN REGISTRATION STATEMENT

        By resolution adopted September 23, 2004, the Board of Directors of Foster Wheeler Ltd. amended the Rights Agreement, dated as of May 21, 2001, between Foster Wheeler Ltd. and Mellon Investor Services LLC formerly Chase Mellon Shareholders Services, L.L.C. (the "Rights Agreement"). This Form 8-A/A amends the Registrant's Form 8-A, as filed on April 26, 2002, to include in Item 2 Amendment No. 1 to the Rights Agreement dated September 23, 2004. The amendment to the Rights Agreement changed the expiration date of the rights to the close of business on September 23, 2004.

Item 1. Description of Registrant's Securities to be Registered.

        The description of Foster Wheeler Ltd.'s common shares is incorporated by reference to Foster Wheeler Ltd.'s current report on Form 8-K filed on April 12, 2002. The description of Foster Wheeler Ltd.'s preferred share purchase rights is incorporated by reference to Foster Wheeler Ltd.'s current report on Form 8-K filed on May 25, 2001, as amended by the attached Exhibit 4.3. Amendment No. 1 modified the preferred share purchase rights by changing the Final Expiration Date (as defined therein) from May 20, 2011 to September 23, 2004.

Item 2. Exhibits.

Exhibit No.	Description
4.3
Amendment No. 1 dated as of September 23, 2004 to the Rights Agreement, dated as of May 21, 2001 between Foster Wheeler Ltd. and Mellon Investor Services LLC (formerly Chase Mellon Shareholders Services, L.L.C.), as Rights Agent.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Foster Wheeler Ltd.
By:	/s/ LISA FRIES GARDNER Name: Lisa Fries Gardner Title: Vice President and Secretary

Date: September 28, 2004

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Foster Wheeler Ltd. INFORMATION REQUIRED IN REGISTRATION STATEMENT